EXHIBIT 99.1

FOUNDRY NETWORKS ANNOUNCES DISMISSAL OF APPEAL IN CLASS ACTION LAWSUIT

San Jose, CA, February 10, 2005 — Foundry Networks®, Inc. (Nasdaq: FDRY) today announced that plaintiffs have voluntarily dismissed their appeal of the judgment rendered in favor of Foundry Networks and certain of its officers in the shareholder class action entitled In re Foundry Networks Securities Litigation, pending in the Ninth Circuit Court of Appeals.

As previously reported in the Company’s SEC filings, in December 2000, several similar stockholder class action lawsuits were filed against the Company and certain of its officers in the United States District Court for the Northern District of California, following the Company’s announcement of its anticipated financial results for the fourth quarter ended December 31, 2000. The lawsuits were subsequently consolidated by the District Court under the caption In re Foundry Networks, Inc. Securities Litigation, Master File No. C-00-4323-MMC. Lead Plaintiffs then filed a consolidated amended complaint, which alleged violations of federal securities laws and purported to seek damages on behalf of a class of stockholders who purchased the Company’s common stock during the period from September 7, 2000 to December 19, 2000.

On August 29, 2003, the United States District Court dismissed the action with prejudice and subsequently entered judgment in favor of Foundry Networks and the director and officer defendants. Plaintiffs appealed to the Ninth Circuit of Appeals. Argument on the appeal was set for February 17, 2005. Plaintiffs filed their unopposed motion for dismissal of the appeal on February 9, 2005. No settlement was paid in the action. The Company believes that the dismissal validates its position that the lawsuit was without merit.

Foundry Networks and its directors and officers were represented in the matter by Shirli Wiess of the law firm of Gray Cary Ware & Freidenrich, LLP. The firm is now known as DLA Piper Rudnick Gray Cary US LLP.

About Foundry Networks

Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4 — 7 application switches, Wireless LAN and access points, access routers and Metro routers. Foundry’s 7,800 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.

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Foundry Networks and the ‘Iron’ family of marks are trademarks of Foundry Networks, Inc. All other trademarks are the sole property of their respective holders.

Press Contact:	Investor Contact:
Jill Shanks	Jason Golz
Foundry Networks	Financial Dynamics
408.941.7190	415.439.4532
jshanks@foundrynet.com	jgolz@fd-us.com